Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of the Issuer and further agree that this joint filing agreement be included as an exhibit to this Schedule 13G. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of February 12, 2021.

CASTELLINA VENTURES LTD.

By:	/s/ Edward Martin-Du Pan
Name: Edward Martin-Du Pan
Title: Director

BALLAISON TRUST

By:	/s/ Edward Martin-Du Pan
Name: Edward Martin-Du Pan
Title: Trustee